EXHIBIT 99.1
Tidelands Royalty Trust ‘B’
News Release
TIDELANDS ROYALTY TRUST ‘B’
ANNOUNCES SECOND QUARTER CASH DISTRIBUTION
     DALLAS, Texas, June 20, 2006 — Bank of America, N.A., as Trustee of the Tidelands Royalty Trust ‘B’ (NASDAQ — TIRTZ), today declared a quarterly cash distribution to the holders of its units of beneficial interest of $.138546 per unit, payable on July 14, 2006, to unit holders of record on June 30, 2006.
     Update on the impact of Hurricanes Katrina and Rita. While none of the platforms were lost on the four fields from which Tidelands Royalty Trust “B” (Tidelands) receives royalties, there has been a substantial reduction in production due to the loss of pipeline facilities. In 2005, the field on West Cameron Block 165 produced a significant amount of the distributions to unitholders. With the temporary loss of income from this field, unitholders can expect to receive a substantial reduction in the distributions from Tidelands in 2006.
West Cameron Block 165. According to information received from the operators, the wells on West Cameron Block 165 have been shut-in since September 20, 2005. Devon has been unable to produce and sell natural gas due to hurricane damage to the pipeline that is connected to this field. The pipeline company reports that they expect to complete repairs to a dehydration plant that was damaged by Hurricane Rita, and if the repairs are completed, will begin taking delivery of gas from the West Cameron Block 165 Field the later part of June.
     Two new wells have been drilled in the West Cameron Block 165 Field. Devon has drilled Well No. A-8 on Block 165 to a total depth of approximately 15,000 feet and Newfield drilled Well No. 8 on Block 291 to a total depth of approximately 14,000 feet. Both wells are waiting to be completed.
Sabine Pass Block 13. According to information received from the operator, the production structures on this lease did not suffer significant damage from the hurricanes. As a result, production and sales were resumed in November 2005. The distribution for this quarter includes oil produced from November 2005 through March 2006 from Sabine Pass Block 13.
Galveston Area Block 303. According to information received from the operator, the production facilities on this lease did not suffer any damage as a result of the hurricanes and the amount of shut-in time was not significant.
West Cameron Block 225. The three wells on West Cameron Block 225 have been shut-in since September 15, 2005. Well No. 6 was damaged and will require re-completion as a result of the hurricanes. Tidelands does not have any information relating to when these wells will go back on stream.
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Contact:	Ron E. Hooper Senior Vice President Bank of America, N.A. Toll Free — 800.985.0794